[BuchalterNemer Logo]
[A Professional Law Corporation]

May 20, 2016

Wells Fargo Funds Trust
Forum Funds

           Re:        Tax-Free Reorganization Opinion

Ladies and Gentlemen:

We have acted as tax counsel to Wells Fargo Funds Trust (the “Acquiring Trust”), a Delaware statutory trust the series of which each qualify as a “regulated investment company” within the meaning of Section 851 of the Internal Revenue Code of 1986, as amended (the “Code”), in connection with that certain Agreement and Plan of Reorganization between the Acquiring Trust, Forum Funds, a Delaware statutory trust (the “Target Trust”),   the Wells Fargo Large Cap Core Fund (the “Active Acquiring Fund”)  and the Golden Large Cap Fund (the “Active Target Fund”) dated as of January 29, 2016 (the “Active Plan”) and that certain Agreement and Plan of Reorganization between the Acquiring Trust, the Target Trust the Wells Fargo Small Cap Core Fund (the “Shell Acquiring Fund,” and, together with the Active Acquiring Fund, the “Acquiring Funds”), and Golden Small Cap Core Fund (the “Shell Target Fund,” and, together with the Active Target Fund  the “Target Funds”), dated as of January 29, 2016   (the “Shell Plan” and together with the Active Plan, the “Plans”). Under the Plans, the Active Target Fund shall combine with the Active Acquiring Fund (the “Active Reorganization”) and the Shell Target Fund shall combine with the Shell Acquiring Fund (the “Shell Reorganization”) respectively. Pursuant to the Plans, an Acquiring Fund shall acquire all of the assets and assume all of the liabilities of the corresponding Target Fund in exchange for shares of beneficial interest of the corresponding Acquiring Fund (as to all Acquiring Funds and the corresponding Target Funds, the “Reorganization”).

You have asked for our opinion on certain U.S. federal income tax consequences of the Reorganization. This opinion is solely for the benefit of the Acquiring Funds, the Target Funds and their respective shareholders, and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent. Unless otherwise indicated, capitalized terms not defined herein shall have the meanings ascribed to them (or defined by reference) in the certificates delivered to us by the Acquiring Trust and the Target Trust for themselves and on behalf of the Acquiring Funds and Target Funds and dated as of even date herewith (the “Certificate of Representations”).

In our capacity as tax counsel to the Acquiring Trust and for purposes of rendering this opinion, we have examined and relied upon, with your consent: (i) the Plans, (ii) the Certificates of Representations, (iii) the Registration Statement, and (iv) such other documents we considered relevant to our analysis. We have assumed that all parties to the Plans and to any other documents examined by us have acted, and will act, in accordance with the terms of the Plans and such other documents without waiver of material terms or conditions set forth therein.  In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. We have also assumed, in rendering the opinion set forth below, that any representation of fact in the documents upon which we have relied that is made “to the knowledge” or similarly qualified is correct without such qualification.

On the basis of, and subject to the foregoing, and in reliance upon the representations and assumptions described above, we are of the opinion that the Active Reorganization with will qualify as a “reorganization” within the meaning of Section 368(a)(1)(C) of the Code, and the Shell Reorganization with will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code. Based on the foregoing:

  No gain or loss will be recognized by a Target Fund upon the transfer of all of its assets to the corresponding Acquiring Fund in exchange for corresponding Acquiring Fund stock and the assumption by the corresponding Acquiring Fund of the corresponding Target Fund’s liabilities.
  No gain or loss will be recognized by a Target Fund on the distribution of corresponding Acquiring Fund stock to such Target Fund’s shareholders.
  No gain or loss will be recognized by an Acquiring Fund upon the receipt of the assets of the corresponding Target Fund in exchange for such Acquiring Fund’s stock.
  The basis of the assets of a Target Fund in the hands of the corresponding Acquiring Fund will be the same as the basis of those assets in the hands of such Target Fund immediately prior to the transfer.
  The holding period of the assets of a Target Fund in the hands of the corresponding Acquiring Fund will include the period during which those assets were held by such Target Fund.
  No gain or loss will be recognized by a Target Fund shareholder on the receipt of the corresponding Acquiring Fund stock solely in exchange for their Target Fund stock.
  The basis of the shares of the Acquiring Fund stock received by corresponding Target Fund shareholders will be the same as the basis of their corresponding Target Fund stock surrendered in exchange therefor.
  The holding period of Acquiring Fund stock received by the corresponding Target Fund shareholders will include the period during which such Target Fund shareholders held their corresponding Target Fund stock surrendered in exchange therefor, provided that such Target Fund stock was held as a capital asset on the date of the exchange.
  An Acquiring Fund will succeed to and take into account the items of the corresponding Target Fund described in Section 381(c), of the Code, subject to the provisions and limitations specified in §§ 381, 382, 383, and 384, and the regulations thereunder.

This opinion is based on existing law as contained in the Code, final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service (the “IRS”) and court decisions all as of even date herewith.  The provisions of the Code and the Treasury Regulations, IRS administrative pronouncements and case law upon which this opinion is based could be changed at any time, perhaps with retroactive effect.  In addition, some issues under existing law that could significantly affect our opinion have not yet been addressed authoritatively by the IRS or the courts, and our opinion is not binding on the IRS or the courts.  Hence, there can be no assurance that the IRS will not challenge, or that the courts will agree with, our conclusions.

In addition, the opinion set forth herein is based upon facts and circumstances as they exist as of the date hereto, and any change in the facts as set forth herein, or in existing law or the investments of the funds, could affect the opinion expressed herein, perhaps adversely.  We assume no obligation to update or supplement such opinion to reflect any change in facts or circumstances which may hereafter come to our attention.

We hereby consent to the use of our name under the captions “Tax Information” and “Qualification of the Mergers as Tax-Free ‘Reorganizations’ Under the Internal Revenue Code” in the Registration Statement and to the use of this opinion for filing as Exhibit 12 to the Registration Statements. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statements within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC promulgated thereunder.

                                                                                    Very truly yours,

Buchalter Nemer,

A Professional Corporation